Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for June 30, 2006. Net assets of the Fund were unaffected by the reclassifications.

                                    REDUCTION TO                    REDUCTION TO
                                     ACCUMULATED                 ACCUMULATED NET
    INCREASE TO                   NET INVESTMENT                   REALIZED GAIN
    PAID-IN CAPITAL                         LOSS                ON INVESTMENTS 5
    ----------------------------------------------------------------------------
    $21,463,581                       $2,289,773                     $23,753,354

5. $21,463,581, including $12,345,683 of long-term capital gain, was distributed in connection with Fund share redemptions.